Exhibit 10.3
SECOND AMENDMENT TO THE
EMPLOYMENT AGREEMENT
BETWEEN
FOSTER WHEELER NORTH AMERICA CORP.
AND
GARY T. NEDELKA
     This SECOND AMENDMENT (this “Amendment”) to the Employment Agreement between FOSTER WHEELER NORTH AMERICA CORP., a Delaware corporation (the “Company”), and GARY T. NEDELKA (the “Executive”), dated as of January 6, 2009 (the “Employment Agreement”), is made and entered into as of August 30, 2010.
     WHEREAS, the Company entered into the Employment Agreement with the Executive on March 1, 2008 and a First Amendment thereto effective as of December 21, 2009 (the Employment Agreement as so amended, the “Agreement”); and
     WHEREAS, the Executive and the Company have agreed to further amend the Agreement as set forth below.
     NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree that the Agreement is amended as follows:
1.	Agreement Section 4.1.5 is hereby revised by adding the following new sentence to the end of Section 4.1.5:
In the event that the termination of the Executive’s employment does not constitute a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, including all regulations and other guidance issued pursuant thereto (the “Code”), the Executive’s rights to the payments and benefits described in this Section 4 shall vest upon the Termination Date, but no payment to the Executive that is subject to Section 409A shall be paid until the Executive incurs a separation from service (or as set forth at Section 13, until six months after such date if the Executive is a specified employee), and any amounts that would otherwise have been paid prior to such date shall be paid instead as soon as practicable after such date.
2.	The last paragraph in Agreement Section 4.2.2 is hereby revised to read in its entirety as follows:
In no event, however, shall the Executive be entitled to receive the pay and benefits that the Company shall provide the Executive pursuant to this Section 4.2.2 unless the Executive provides the Company an enforceable waiver and release agreement in a form that the Company normally requires. Such release shall be furnished to the Executive for his review not later than seven business days following the Termination Date, and shall be executed and returned to the Company within 21 days of receipt (or within 45 days of receipt if the Executive’s separation is part of a group). Provided the Executive does not timely revoke the waiver and release agreement within seven days after its execution, pay and benefits pursuant to this Section 4.2.2 shall commence on the expiration of the revocation period, and any amounts that otherwise would have been paid to the Executive pursuant to this Section 4.2.2 before the expiration of the revocation period shall be paid to the Executive, without interest, as soon as practicable after the expiration of the revocation period (but in no event more than 60 days after the Termination Date).
3.	Agreement Section 4.3.2(i) is hereby revised to read in its entirety as follows:
Accrued Obligations. The sum of (I) the Executive’s Annual Base Salary through the Termination Date to the extent not theretofore paid, (II) the product of (1) the higher of: (a) any Recent Annual Bonus, and (b) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Change of Control Period, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (2) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date, and the denominator of which is 365, and (III) any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in subclauses (I), (II), and (III), (the “Accrued Obligations”);
4.	Agreement Section 13 is hereby revised by adding the following new Section 13.2:
13.2 Interpretation and Administration of Agreement. To the maximum extent permitted by law and consistent with the substantive terms of this Agreement, this Agreement shall be interpreted and administered in such a manner that the payments to the Executive are either exempt from, or comply with all requirements of, Section 409A of the Code.
5.	All other terms and conditions of the Agreement not expressly modified by this Amendment remain valid and unchanged.

6.	This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.
     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

FOSTER WHEELER NORTH AMERICA CORP.

By:	/s/ Richard G. Lively

Name:	Richard G. Lively
Title:	Vice President

/s/ Gary T. Nedelka

GARY T. NEDELKA

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